Exhibit 4.2

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., AS ISSUER

AMERICOLD REALTY TRUST, INC., AS A PARENT GUARANTOR

AMERICOLD REALTY OPERATIONS, INC., AS A PARENT GUARANTOR

AMERICOLD AUSTRALIAN HOLDINGS PTY LTD, AS SUBSIDIARY GUARANTOR

ICECAP PROPERTIES NZ LIMITED, AS SUBSIDIARY GUARANTOR

NOVA COLD LOGISTICS ULC, AS SUBSIDIARY GUARANTOR

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

SECOND SUPPLEMENTAL INDENTURE DATED AS OF APRIL 3, 2025

TO INDENTURE DATED SEPTEMBER 12, 2024

$400,000,000

OF

5.600% NOTES DUE 2032

i

ii

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is entered into as of April 3, 2025 among Americold Realty Operating Partnership, L.P., a Delaware limited partnership (the “Issuer”), Americold Realty Trust, Inc., a Maryland corporation, the Issuer’s sole general partner (the “General Partner” and, in its capacity as a guarantor of the Notes issued hereunder, a “Parent Guarantor”), Americold Realty Operations, Inc., a Delaware corporation, and a limited partner of the Issuer (the “Limited Partner,” and in its capacity as a guarantor of the Notes issued hereunder, a “Parent Guarantor” and, with the General Partner, the “Parent Guarantors”), the Subsidiary Guarantors (as defined below) party hereto each having its principal office at 10 Glenlake Parkway, South Tower, Suite 600, Atlanta, Georgia 30328, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), having its Corporate Trust Office at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328.

WITNESSETH:

WHEREAS, the Issuer, the Parent Guarantors, the Subsidiary Guarantors and the Trustee have entered an Indenture, dated as of September 12, 2024 (the “Base Indenture”), providing for the issuance by the Issuer from time to time of Securities in one or more series;

WHEREAS, Section 301 of the Base Indenture provides for various matters with respect to any series of Securities issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, the General Partner, in its capacity as the sole general partner of the Issuer and as a Parent Guarantor of the Notes issued hereunder, and the Limited Partner, in its capacity as a limited partner of the Issuer and as a Parent Guarantor of the Notes issued hereunder, each have duly authorized the execution and delivery of this Second Supplemental Indenture by the Issuer and for itself, and its Guarantee of the Notes pursuant to the provisions of this Second Supplemental Indenture;

WHEREAS, each other Guarantor (other than the Parent Guarantors), in its capacity as a Guarantor of the Notes issued hereunder, has duly authorized the execution and delivery of this Second Supplemental Indenture by itself, and its Guarantee of the Notes pursuant to the provisions of this Second Supplemental Indenture;

WHEREAS, the Issuer and each Guarantor desires to execute this Second Supplemental Indenture to establish the form and to provide for the issuance of a series of the Issuer’s notes designated as 5.600% Notes due 2032 (the “Notes”), in an initial aggregate principal amount of $400,000,000; and

WHEREAS, all of the other conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

THEREFORE, for and in consideration of the premises and the purchase of the series of Securities provided for herein by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:

ARTICLE I RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1 Relation to Base Indenture.

This Second Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

Section 1.2 Definitions.

For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture; and

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.

“Acquired Debt” means Debt of a Person (i) existing at the time the Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from the Person, in each case, other than Debt incurred in connection with, or in contemplation of, the Person becoming a Subsidiary or the acquisition. Acquired Debt is deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Amounts” shall have the meaning ascribed thereto in Section 6.5.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Sections 2.3 and 2.7 hereof, as part of the same series as the Initial Notes.

“Adjusted Total Asset Value” shall have the meaning ascribed thereto in Section 6.2.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Value” means, as of any date, the sum of (without duplication):

(a) in the case of any Income Property (or group of Income Properties), the Capitalized Value of such Income Property (or group of Income Properties) as of such date; provided, however, that the Asset Value of each Income Property during the first four completed fiscal quarters following the date of acquisition thereof shall be the greater of (i) the acquisition price thereof and (ii) the Capitalized Value thereof (provided that (1) the Asset Value shall be the acquisition price thereof if financial results of one completed fiscal quarter after the acquisition thereof are not available with respect to such Income Property (or group of Income Properties) and (2) after financial results of one completed fiscal quarter after the acquisition thereof are available, the Capitalized Value thereof may be determined by annualizing the financial results of completed fiscal quarters until there are four completed fiscal quarters with available financial results); plus

(b) in the case of any Development Property or Redevelopment Property, 100% of the book value (determined in accordance with GAAP but determined without giving effect to any depreciation or amortization) of any such Development Property or Redevelopment Property; plus

(c) 100% of the book value (determined in accordance with GAAP) of any undeveloped land owned or leased as of such date of determination.

“Authentication Order” means an Issuer Order, delivered on behalf of the Issuer, to the Trustee to authenticate and deliver the Notes.

“Bankruptcy Law” shall have the meaning ascribed thereto in Section 7.1.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or the Place of Payment are authorized or obligated by law or executive order to close.

“Capitalized Value” means, with respect to any property or group of related properties of the General Partner, the Issuer and their respective Subsidiaries, the Property EBITDA of such property or group of related properties (other than, for the avoidance of doubt, any Property EBITDA attributable to any property or group of related properties owned by any unconsolidated partnerships, unconsolidated limited liability companies and other unconsolidated entities), as the case may be, for the most recently completed four fiscal quarters for which financial information is available (subject to annualizing as contemplated in clause (a) of the definition of Asset Value above) divided by 7.50%.

“close of business” means 5:00 p.m. New York City time.

“Code” shall have the meaning ascribed thereto in Section 6.5.

“Debt” means, without duplication, with respect to any Person, any:

(a) indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(b) indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (i) the amount of indebtedness so secured and (ii) the fair market value (determined in good faith by the Issuer) of the property subject to such Lien;

(c) reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(d) any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with GAAP;

in the case of items of indebtedness under clauses (a) and (c) immediately above to the extent that any such items (other than letters of credit) would appear as liabilities on such Person’s balance sheet in accordance with GAAP; provided, however, that the term “Debt” shall: (1) include, to the extent not otherwise included, any non-contingent obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (other than the General Partner, the Issuer or any of their respective Subsidiaries); provided, however, that the term “Debt” shall not include Permitted Non-Recourse Guarantees of the General Partner, the Issuer, or any of their respective Subsidiaries until they become primary obligations of, and payments are due and required to be made thereunder by, the General Partner, the Issuer or any of their respective Subsidiaries; (2) exclude any such indebtedness (or obligations referenced in clause (1) above) that has been the subject of an “in substance” defeasance in accordance with GAAP; and (3) exclude Intercompany Indebtedness that is subordinate in right of payment to the Notes (or an obligation to be liable for, or to pay, Intercompany Indebtedness that is subordinate in right of payment to the Notes). In the case of indebtedness under clause (d) immediately above, the term “Debt” shall exclude operating lease liabilities on such Person’s balance sheet in accordance with GAAP.

“Defaulted Interest” shall have the meaning ascribed thereto in Section 2.5.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.2, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“Development Property” means real property acquired by the General Partner, the Issuer or any of their respective Subsidiaries for, or currently under, development into an Income Property that, in accordance with GAAP, would be classified as an asset on the consolidated balance sheet of the General Partner and its Subsidiaries.

“Event of Default” shall have the meaning ascribed thereto in Section 7.1.

“Future Guarantor” means, following the original issue date of the Notes, each direct and indirect Subsidiary of the General Partner (other than the Issuer, the Limited Partner and the Subsidiary Guarantors), if such Subsidiary, directly or indirectly, becomes a co-borrower, guarantor or other obligor under the Primary Credit Facility, and, accordingly, is required to guarantee the Issuer’s obligations under the Notes pursuant to, and in accordance with, Section 1013 of the Base Indenture.

“Global Note Legend” means the legend set forth in Section 3.2(f), which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with the Indenture.

“Governmental Authority” means the government of the United States or any other nation, or of any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization.

“Guarantors” means collectively the Parent Guarantors, each Subsidiary Guarantor and each Future Guarantor, if any, who becomes obligated to Guarantee the Issuer’s obligations under the Notes pursuant to the provisions of the Indenture and executes and delivers a supplemental indenture to the Trustee that provides for a Guarantee.

“Holders” shall have the meaning ascribed thereto in Section 2.4.

“Indenture” means the Base Indenture, as supplemented by this Second Supplemental Indenture, and as further supplemented, amended or restated.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Income Property” means any real or personal property or assets (including any personal property ancillary thereto or used in connection therewith or in support thereof) owned, operated or leased or otherwise controlled by the General Partner, the Issuer or their respective Subsidiaries and earning current income whether from rent, lease payments, operations or otherwise. “Income Property” shall not include any Development Property, Redevelopment Property or undeveloped land during the period such property or assets are Development Properties, Redevelopment Properties or undeveloped land as reasonably determined by the Issuer.

“Initial Notes” means the $400,000,000 aggregate principal amount of Notes issued under this Second Supplemental Indenture on the date hereof.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes and shall include Additional Amounts, to the extent payable.

“Interest Payment Date” shall have the meaning ascribed thereto in Section 2.4.

“Interest Expense” means, for any four fiscal quarter period, without duplication, the amount that is payable for interest expense on, and the amortization during such period of any original issue discount of, the Debt of the General Partner, the Issuer and their respective Subsidiaries in such period as determined on a consolidated basis in accordance with GAAP, but excluding prepayment penalties and gains or losses on early extinguishment of Debt to the extent otherwise included in arriving at the Interest Expense for such period, and such Interest Expense shall be calculated based on the following assumptions:

(a) such Debt and any other Debt incurred by the General Partner, the Issuer or any of their respective Subsidiaries since the first day of such four fiscal quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(b) the repayment or retirement of any other Debt of the General Partner, the Issuer or any of their respective Subsidiaries since the first day of such four fiscal quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period);

(c) in the case of Acquired Debt or Debt incurred by the General Partner, the Issuer or any of their respective Subsidiaries in connection with any acquisition since the first day of such four fiscal quarter period, the related acquisition had occurred as of the first day of such period with appropriate adjustments with respect to such acquisition being included in the pro forma calculation; and

(d) in the case of any acquisition or disposition by the General Partner, the Issuer or any of their respective Subsidiaries of any asset or group of assets with a fair market value in excess of $5.0 million since the first day of such four fiscal quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

For purposes of calculating “Interest Expense,” if the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four fiscal quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then the interest rate on such Debt shall be computed on a pro forma basis as if the average of the daily rates that would have been in effect during the entire four fiscal quarter period had been the applicable rate for the entire such period.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or encumbrance, other than a Permitted Lien.

“Non-Guarantor Subsidiaries” shall have the meaning ascribed thereto in Section 2.11.

“Non-Recourse Debt” means Debt of a joint venture or Subsidiary of the Issuer (or an entity in which the Issuer is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of the joint venture or Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower and is non-recourse to the General Partner or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower); provided further that, if any such Debt is partially recourse to the General Partner or any of its Subsidiaries (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the joint venture or Subsidiary of the Issuer (or entity in which the Issuer is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Debt that does meet the criteria set forth above shall constitute “Non-Recourse Debt.”

“Note Guarantee” means the Guarantee by each of the Parent Guarantors and the Subsidiary Guarantors of the Issuer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Base Indenture and this Second Supplemental Indenture and the Guarantee by any Future Guarantor, if any, executed pursuant to the provisions of the Base Indenture and this Second Supplemental Indenture and evidenced by a supplemental indenture and a Notation of Guarantee.

“Notes” shall have the meaning ascribed thereto in the preamble to this Second Supplemental Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Par Call Date” means March 15, 2032.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to the Depositary Trust Company, shall include Euroclear and Clearstream).

“Permitted Lien” means an operating lease, Lien securing taxes, assessments and similar charges, mechanics’ lien and other similar Liens and any Lien that secures Debt of the General Partner or any of its Subsidiaries owed to the Issuer or any Guarantor.

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees, indemnities or other customary guarantees provided to lenders (including by means of separate indemnification agreements, carve-out guarantees or pledges of the equity interests in the borrower) under such Non-Recourse Debt in the ordinary course of business of the General Partner or any of its Subsidiaries in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a joint venture or Subsidiary of the Issuer (or an entity in which the Issuer is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to the General Partner or any of its other Subsidiaries, except for such completion or budget guarantees, indemnities or other guarantees (including by means of separate indemnification agreements or carve-out guarantees or pledges of the equity interests in the borrower) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Property EBITDA” means, for any period of time with respect to any property or any group of related properties of the General Partner, the Issuer and their respective Subsidiaries (excluding any properties that are not Income Properties), the sum, with respect to such property or group of related properties, of the net income (or net loss) derived from such property for such period (excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges);

(a) plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such period:

(1)	interest expense (whether paid or accrued and whether or not capitalized);

(2)	income tax expense;

(3)	depreciation expense;

(4)	amortization expense (including amortization of right-of-use assets associated with finance leases of property);

(5)

extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, property valuation losses, impairment charges, fees and costs and expenses, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(6)	expenses and losses associated with hedging agreements;

(7)	expenses and losses resulting from fluctuations in foreign exchange rates;

(8)

other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made in which case, at the election of the Issuer such items may be added back when accrued and deducted from net income when paid in cash, or given effect (and not added back to net income) when accrued or reserved);

(9)	the amount of integration costs deducted (and not added back) in such period in computing the net income (or net loss);

(10)

severance, relocation costs, signing costs, retention or completion bonuses, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities); and

(11)

to the extent not included in net income or, if otherwise excluded from Property EBITDA due to the operation of the first clause below, the amount of insurance proceeds received during such period, or after such period and on or prior to the date the calculation is made with respect to such period, attributable to such property;

(b) minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such period:

(1)	extraordinary, non-recurring and unusual gains (other than insurance proceeds);

(2)	gains attributable to hedging agreements;

(3)	non-cash gains resulting from fluctuations in foreign exchange rates; and

(4)	other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course;

provided that to the extent any amounts referred to in this definition or deducted in calculating net income (or net loss) (including any costs or expenses included in calculating net income (or net loss)) are required to be paid by any Person that is a lessee or operator of any such property, such amounts shall not be subtracted, and shall be added back to Property EBITDA for the applicable property or group of properties.

Property EBITDA shall be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets with a fair market value in excess of $5 million since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Property EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of calculating Property EBITDA, all amounts shall be as determined reasonably by the Issuer, and in accordance with GAAP except to the extent that GAAP is not applicable.

“Pro Rata Share” means, with respect to (i) any Wholly-Owned Subsidiary of the General Partner or the Issuer, 100%, and (ii) with respect to any other Subsidiary of the General Partner or the Issuer, the percentage interest held by the General Partner or the Issuer, as applicable, directly or indirectly, in such Subsidiary determined by calculating the percentage of the equity interests of such Subsidiary owned by the General Partner, the Issuer and/or one or more of their Subsidiaries.

“Record Date” shall have the meaning ascribed thereto in Section 2.4.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1, the date fixed for such redemption in accordance with the provisions of Section 4.2.

“Redemption Price” shall have the meaning ascribed thereto in Section 4.1.

“Redevelopment Property” means any real property owned by the General Partner, the Issuer or any of their respective Subsidiaries that operates or is intended to operate as an Income Property:

(a) (i) that has been acquired by the General Partner, the Issuer or any of their respective Subsidiaries with a view toward renovating or rehabilitating such real property at an aggregate anticipated cost of at least 10% of the acquisition cost thereof and such renovation or rehabilitation is expected to disrupt the occupancy of at least 30% of the rentable operating square footage of such property or (ii) that General Partner, the Issuer or any of their respective Subsidiaries intends to renovate or rehabilitate at an aggregate anticipated cost in excess of 10% of the Capitalized Value of such real property immediately prior to such renovation or rehabilitation and such renovation or rehabilitation is expected to temporarily reduce the Property EBITDA attributable to such property by at least 30% as compared to the immediately preceding comparable prior period;

(b) that does not qualify as a Development Property; and

(c) that the Issuer so desires to classify as a “Redevelopment Property” for purposes of the Notes; provided that the General Partner, the Issuer or any of their respective Subsidiaries, as the case may be, intend to commence the renovation or rehabilitation of such real property within six months of any date of determination with respect to the classification of such property as a Redevelopment Property.

“Subsidiary Guarantor” means Americold Australian Holdings Pty Ltd, a limited company organized under the laws of Australia, Icecap Properties NZ Limited, a limited company organized under the laws of New Zealand, and Nova Cold Logistics ULC, an unlimited company organized under the laws of Nova Scotia, Canada, collectively, and each a “Subsidiary Guarantor.”

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, withholdings (including backup withholding) or other governmental charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means, as of any date, the Pro Rata Share of the following:

(a) the sum of the Asset Values as of such date for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned by the General Partner, the Issuer or any of their respective Subsidiaries, plus

(b) the aggregate amount of cash and cash equivalents (as defined in accordance with GAAP) owned by the General Partner, the Issuer or any of their respective Subsidiaries as of such date, plus

(c) earnest money deposits made by the General Partner, the Issuer or any of their respective Subsidiaries in connection with potential acquisitions as of such date, plus

(d) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other investments held by the General Partner, the Issuer or any of their respective Subsidiaries as of such date (exclusive of accounts receivable, right-of-use operating lease assets and non-real estate intangible assets).

“Total Unencumbered Asset Value” means, as of any date, the aggregate of the Total Asset Value for all assets owned by the General Partner, the Issuer and any of their respective Subsidiaries that are not subject to any Lien which secures Debt of the General Partner, the Issuer or any of their respective Subsidiaries, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Asset Value as a percentage of outstanding Unsecured Debt for purposes of Section 6.1, all investments by the General Partner, the Issuer or any of their respective Subsidiaries in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer as of 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities – Treasury constant maturities – Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date the notice of redemption is given H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Uniform Fraudulent Conveyance Act” means any applicable federal, provincial or state fraudulent conveyance legislation and any successor legislation.

“Uniform Fraudulent Transfer Act” means any applicable federal, provincial or state fraudulent transfer legislation and any successor legislation.

“Unsecured Debt” means Debt of the General Partner, the Issuer or any of their respective Subsidiaries (as determined on a consolidated basis in accordance with GAAP) which is not secured by a Lien on any property or assets of the General Partner, the Issuer or any of their respective Subsidiaries.

“Wholly-Owned Subsidiary” means, with respect to the Issuer or the General Partner, any Person (excluding an individual), 100% of the outstanding shares of stock or other equity interests of which are owned and controlled, directly or indirectly, by the Issuer or the General Partner, as the case may be, or by one or more other Subsidiaries of the Issuer or the General Partner, as the case may be.

ARTICLE II TERMS OF THE SECURITIES

Section 2.1 Title of the Securities.

There shall be a Series of Securities designated the “5.600% Notes due 2032.”

Section 2.2 Price.

The Initial Notes shall be issued at a public offering price of 99.862% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 2.3 Limitation on Initial Aggregate Principal Amount; Further Issuances.

The aggregate principal amount of the Notes initially shall be limited to $400,000,000. The Issuer may, without notice to or consent of the Holders, issue Additional Notes from time to time in the future in an unlimited principal amount, subject to compliance with the terms of the Indenture.

Nothing contained in this Section 2.3 or elsewhere in this Second Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Issuer or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 304, 305, 306, 904, or 1107 of the Base Indenture.

Section 2.4 Interest and Interest Rates; Stated Maturity of Notes.

(a) The Notes shall bear interest at the rate of 5.600% per year. Interest on the Notes shall accrue from and including April 3, 2025 and shall be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2025 (each such date being an “Interest Payment Date”), and on the Stated Maturity or Redemption Date, to the Persons in whose names the Notes are registered in the Security Register (the “Holders”) at the close of business on the preceding May 1 or November 1, whether or not a Business Day, as the case may be (each such date being a “Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b) If any Interest Payment Date, Stated Maturity or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity or Redemption Date, as the case may be, until the next Business Day.

(c) The Stated Maturity of the Notes shall be May 15, 2032.

(d) The Issuer shall be permitted to reduce interest payments and any premiums, if any, otherwise payable to a Holder for any amounts the Issuer is required to withhold by law.

Section 2.5 Method of Payment.

Principal, premium, if any, and interest shall be payable at the Corporate Trust Office. The Issuer shall pay interest (i) on any Notes in certificated form by check mailed to the address of the person entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Issuer (with a copy to the Trustee) that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee. Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Issuer, at its election in each case, as provided in Clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 calendar days after the receipt by the Trustee of such notice, unless the Trustee shall agree to an earlier date), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this Clause provided. Thereupon the Issuer shall fix a special record date for the payment of such Defaulted Interest which shall be not more than 15 calendar days and not less than 10 calendar days prior to the date of the proposed payment, and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment (unless the Trustee shall agree to an earlier date). The Issuer shall promptly notify the Trustee in writing of such special record date and shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be sent to each Holder at its address as it appears in the Security Register, not less than 10 calendar days prior to such special record date. Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following Clause (b) of this Section 2.5.

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Issuer to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.6 Currency.

Principal and interest on the Notes shall be payable in U.S. Dollars.

Section 2.7 Additional Notes.

The Issuer shall be entitled, without the consent of, or notice to, any Holders of the Notes, upon delivery of an Officers’ Certificate, Opinion of Counsel and Authentication Order to the Trustee, and subject to its compliance with Section 6.1, to issue Additional Notes under the Indenture that shall have identical terms to the Initial Notes issued on the date of the Indenture other than with respect to the date of issuance and, under certain circumstances, the issue price and first payment of interest thereon; provided, however, that if such Additional Notes shall not be fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes shall have a separate CUSIP number. Such Additional Notes shall rank equally and ratably in right of payment and shall be treated as a single series for all purposes under the Indenture.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of the board of directors of the General Partner acting on behalf of the Issuer and an Officers’ Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to the Indenture; and

(b) the issue price, the issue date and the CUSIP number of such Additional Notes.

Section 2.8 Redemption.

The Notes may be redeemed at the option of the Issuer prior to the Stated Maturity as provided in Article IV.

Section 2.9 No Sinking Fund.

The provisions of Article XII of the Base Indenture shall not be applicable to the Notes.

Section 2.10 Security Registrar and Paying Agent.

The Trustee shall initially serve as Security Registrar and Paying Agent for the Notes.

Section 2.11 Ranking.

(a) The Notes shall be unsecured senior obligations of the Issuer. The Notes shall:

(1)	rank equally in right of payment with all existing and future unsecured senior indebtedness of the Issuer;

(2)	be effectively subordinated to all existing and future secured indebtedness of the Issuer and the Issuer’s Subsidiaries to the extent of the value of the assets securing such indebtedness;

(3)

be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and preferred equity of the Issuer’s Subsidiaries that do not Guarantee the Notes (the “Non-Guarantor Subsidiaries”) (other than any indebtedness owed to the Issuer or any Subsidiary Guarantor by such Non-Guarantor Subsidiaries); and

(4)	rank senior in right of payment to all of the Issuer’s existing and future indebtedness, if any, that is by its terms expressly subordinated to the Notes.

(b) The Guarantees shall be unsecured senior obligations of each Guarantor and shall:

(1)	rank equally in right of payment with all existing and future unsecured senior indebtedness of such Guarantor;

(2)	be effectively subordinated to all existing and future secured indebtedness of such Guarantor and such Guarantor’s Subsidiaries to the extent of the value of the assets securing such indebtedness;

(3)

be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and preferred equity of such Guarantor’s Subsidiaries (other than any indebtedness owed to such Guarantor by such subsidiaries) unless any such Guarantor’s Subsidiary is the Issuer or a Guarantor of the Notes; and

(4)	rank senior in right of payment to all existing and future indebtedness of such Guarantor, if any, that is by its terms expressly subordinated to such Guarantor’s Guarantee.

Section 2.12 Covenant Defeasance and Waiver of Covenants.

The covenants set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.4 hereof, in addition to the other covenants referred to in Section 402(3) of the Base Indenture, shall be subject to covenant defeasance under Section 402(3) of the Base Indenture. In addition to the covenants subject to waiver pursuant to Section 1011 of the Base Indenture, the covenants set forth in Section 6.1, Section 6.2, Section 6.3, Section 6.4 and Section 6.6 hereof, and Section 1014 of the Base Indenture shall be subject to waiver under Section 1011 of the Base Indenture.

ARTICLE III FORM OF THE SECURITIES

Section 3.1 Global Form.

The Notes shall initially be issued in the form of one or more fully registered Global Notes that shall be deposited with, or on behalf of the Depositary, and registered in the name of the Depositary or its nominee, as the case may be, subject to Sections 203 and 305 of the Base Indenture. So long as the Depositary, or its nominee, is the registered owner of the Global Note, the Depositary or its nominee, as the case may be, shall be considered the sole Holder of the Notes represented by the Global Note for all purposes under the Indenture.

The Notes shall not be issuable in definitive form except as provided in Section 3.2(a) of this Second Supplemental Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto. The Issuer shall execute and the Trustee shall, in accordance with Section 303 of the Base Indenture, authenticate and hold each

Global Note as custodian for the Depositary. Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Security Registrar or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Participants of the Depositary shall have no rights either under the Indenture or with respect to the Global Notes. The Depositary or its nominee, as applicable, may be treated by the Issuer, the Guarantors, the Trustee and any agent of the Issuer, the Guarantors or the Trustee as the absolute owner and Holder of such Global Notes for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Guarantors or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

Section 3.2 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Issuer for Definitive Notes if:

(1) the Issuer delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 90 days after the date of such notice from the Depositary; or

(2) the Issuer, at its option, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) upon request from the Depositary if there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee in writing. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 of the Base Indenture. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.2 or Section 304 and 306 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 3.2(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.2(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note. No written orders or instructions shall be required to be delivered to the Security Registrar to effect the transfers described in this Section 3.2(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.2(b)(1) above, the transferor of such beneficial interest must deliver to the Security Registrar either: both:

(A) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or both:

(C) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(D) instructions given by the Depositary to the Security Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Second Supplemental Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.2(g).

(c) Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.2(b)(2) and written notice to the Trustee, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.2(g) hereof, and the Issuer shall execute and, upon the receipt of an Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.2(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Security Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes. A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous sentence at a time when a Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 3.2, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon the written request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.2(e), the Security Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Security Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Security Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.2(e). A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a written request to register such a transfer, the Security Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legend. Each Global Note issued under the Indenture, unless specifically stated otherwise in the applicable provisions of the Indenture and, for the avoidance of doubt, in lieu of the legend contained in Section 203 of the Base Indenture, shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF AMERICOLD REALTY OPERATING PARTNERSHIP, L.P. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 309 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order or at the Security Registrar’s request.

(2) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 304 and 904 of the Base Indenture and Section 4.3 of this Second Supplemental Indenture).

(3) The Security Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Security Registrar nor the Issuer shall be required:

(A) to register the transfer of or to exchange any Note during a period beginning at the opening of business fifteen days before the delivery of a notice of redemption of the Notes under Article IV and ending at the close of business on the day of such delivery;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, interest on such Notes and for all other purposes, and none of the Trustee, any Security Registrar, Paying Agent or the Issuer shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.1 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Security Registrar pursuant to this Section 3.2 to effect a registration of transfer or exchange may be submitted by facsimile.

(i) In connection with any proposed transfer outside the book-entry system, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may conclusively rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(j) None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(k) None of the Trustee or any Security Registrar or Paying Agent shall have any responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of optional redemption) or the payment of any amount, under or with respect to such Notes.

ARTICLE IV REDEMPTION OF NOTES

The provisions of Article XI of the Base Indenture, as amended by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

Section 4.1 Optional Redemption of Notes.

Prior to the Par Call Date, the Issuer shall have the right to redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (the “Redemption Price”) in cash (expressed as a percentage of principal amount and rounded to three decimal places) calculated by the Issuer and equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.250% (or 25 basis points) less (b) unpaid interest accrued thereon to, but excluding, the Redemption Date, and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, unpaid interest accrued thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price in cash equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest accrued thereon to, but excluding, the Redemption Date.

The Issuer shall not redeem the Notes pursuant to this Section 4.1 if on any date the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to the Redemption Date.

The Issuer’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Section 4.2 Notice of Optional Redemption, Selection of Notes.

(a) In case the Issuer shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1, it shall fix a Redemption Date and it or, at its written request received by the Trustee not fewer than five Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be sent, the Trustee in the name of and at the expense of the Issuer, shall mail or cause to be mailed, or sent by electronic transmission, a notice of such redemption not fewer than ten calendar days but not more than sixty calendar days prior to the Redemption Date to each Holder of Notes to be redeemed at its last address as the same appears on the Security Register; provided that if the Issuer makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee, provided further that the text of the notice shall be prepared by the Issuer. Such mailing shall be by first class mail or by electronic transmission. The notice, if sent in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or electronic submission or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

(b) Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment shall be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date shall be paid as specified in said notice, and that on and after said date interest thereon or on the portion thereof to be redeemed shall cease to accrue. If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any). In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Note in principal amount equal to the unredeemed portion thereof shall be issued.

(c) On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Issuer shall deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, set aside, segregate and hold in trust as provided in Section 311 of the Base Indenture) an amount of money in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date. The Issuer shall be entitled to retain any interest, yield or gain on amounts deposited with the Paying Agent pursuant to this Section 4.2 in excess of amounts required hereunder to pay the Redemption Price (it being acknowledged that the Trustee has no obligation to invest any such deposit).

(d) If less than all of the outstanding Notes are to be redeemed, the Trustee shall select, by lot or such method as it deems fair and appropriate or, if applicable, as required by the Depositary for Global Notes, subject to Applicable Procedures (in the case of Global Notes), the Notes or portions thereof of the Global Notes or the Notes in certificated form to be redeemed (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof). The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

Section 4.3 Payment of Notes Called for Redemption by the Issuer.

(a) If notice of redemption has been given as provided in Section 4.2, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable and if the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Issuer defaults in the payment of the Redemption Price, then on and after such date (i) interest shall cease to accrue on any Notes called for redemption at the Redemption Date, (ii) on and after the Redemption Date (unless the Issuer defaults in the payment of the Redemption Price) such Notes shall cease to be entitled to any benefit or security under the Indenture and (iii) the Holders thereof shall have no right in respect of such Notes except the right to receive the Redemption Price thereof. On presentation and surrender of such Notes at a Place of Payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Issuer at the Redemption Price, together with interest accrued thereon to, but excluding, the Redemption Date. Such shall be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not the Notes in certificated form, together with necessary endorsements, are delivered to the Paying Agent; provided, however, if the Redemption Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Issuer shall pay the full amount of accrued and unpaid interest and premium, if any, due on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date.

(b) Notwithstanding the foregoing, installments of interest that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date shall be payable to the persons who were the registered Holders of the Notes (or one or more predecessor notes) at the close of business on the relevant Record Date for such Interest Payment Date according to their terms and the provisions of this Indenture. Written notice of redemption must be given to the Trustee on the date that the Redemption Price is determined and to the Holders of the Notes (or portions thereof) to be redeemed (with a copy to the Trustee) not less than 10 nor more than 60 days prior to the Redemption Date.

(c) Upon presentation of any Note redeemed in part only, the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and make available for delivery to the Holder thereof, at the expense of the Issuer, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

ARTICLE V GUARANTEE

The provisions of Article XV of the Base Indenture shall be applicable to the Notes, except that Section 5.1 and Section 5.2 shall replace Section 1501 and Section 1503 of the Base Indenture, respectively, with respect to the Notes and the Guarantee. Each Guarantor, to evidence its Guarantee pursuant to Section 1502 of the Base Indenture, has executed this supplemental indenture and a Notation of Guarantee and has affixed such Notation of Guarantee to the Notes. By its execution of the Notation of Guarantee, each Guarantor acknowledges and agrees that it receives substantial benefits from the Issuer and that such Guarantor is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits.

Section 5.1 Note Guarantee.

(a) Subject to this Article V, each Guarantor hereby jointly and severally, fully and unconditionally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

(1) the principal of, and premium, if any, and interest, on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer under the Indenture or the Notes, and interest, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders or the Trustee under the Indenture or the Notes (including fees and expenses of counsel) shall be promptly paid in full or performed, all in accordance with the terms under the Indenture or the Notes; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each Guarantor shall be obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Each Guarantor hereby agrees that it is a primary obligor of the obligations guaranteed hereby, and not merely a surety, and its obligations under the Indenture and the Notes are full and unconditional, irrespective of the validity, regularity or enforceability of the Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions of the Indenture or the Notes, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby agrees that in the event of a default in payment of the principal of or interest on the Notes entitled to the Guarantee, whether at the Stated Maturity or upon acceleration, call for redemption or otherwise, legal proceedings may be instituted by the Trustee on behalf of the Holders or, subject to Section 504 of the Base Indenture, by the Holders, on the terms and conditions set forth in the Indenture, directly against any Guarantor to enforce the Guarantee without first proceeding against the Issuer. Each Guarantor hereby (i) waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guarantee may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guarantee without notice to it and (iii) covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Indenture and the Notes.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, any Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of this Note Guarantee.

(e) Any Guarantee provided by any Foreign Subsidiary shall be subject to legal and regulatory requirements and restrictions applicable to such Foreign Subsidiary.

Section 5.2 Limitation of Guarantor’s Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of each Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law (or any comparable provision of applicable foreign law) to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and each Guarantor hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount that shall not, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Each Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer, such Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

ARTICLE VI ADDITIONAL COVENANTS

Except as otherwise specified in this Article VI, the provisions of Article X of the Base Indenture and the following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding.

For purposes of Section 6.1, Section 6.2, Section 6.3 and Section 6.4, Debt shall be deemed to be “incurred” by the General Partner, the Issuer or any of their respective Subsidiaries, as applicable, whenever the General Partner, the Issuer or any such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Section 6.1 Maintenance of Total Unencumbered Assets.

The General Partner, the Issuer and their respective Subsidiaries shall not have, at any time, a Total Unencumbered Asset Value of less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the General Partner, the Issuer and their respective Subsidiaries determined on a consolidated basis in accordance with GAAP.

Section 6.2 Total Debt Test.

Neither the General Partner nor the Issuer will, nor shall either of them permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the General Partner, the Issuer and their respective Subsidiaries at the time of such incurrence would exceed 60% of the sum of (i) the Total Asset Value as of the last day of the then most recently ended fiscal quarter for which financial information is available prior to the incurrence of such Debt, and (ii) the aggregate purchase price of any real estate assets acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or used to reduce Debt), by the General Partner, the Issuer or any of their respective Subsidiaries since the end of such fiscal quarter (such sum of (i) and (ii), the “Adjusted Total Asset Value”).

Section 6.3 Secured Debt Test.

Neither the General Partner nor the Issuer will, nor shall either of them permit any of its Subsidiaries to, incur any Debt secured by any Lien on any property or assets of the General Partner, the Issuer, or any of their respective Subsidiaries, whether owned on the date hereof or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the General Partner, the Issuer and their respective Subsidiaries that is secured by a Lien on any such property or assets at the time of such incurrence is greater than 40% of the Adjusted Total Asset Value.

Section 6.4 Interest Coverage Ratio Test.

Neither the General Partner nor the Issuer will, nor shall either of them permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Property EBITDA to Interest Expense for the General Partner and its Subsidiaries determined on a consolidated basis in accordance with GAAP, in each case, for the then most recently ended four fiscal quarter period for which financial information is available prior to the incurrence of such Debt, would be less than 1.50 to 1.00.

Section 6.5 Additional Amounts.

This Section 6.5 shall replace Section 1010 of the Base Indenture with respect to the Notes only.

(a) Payments made by each Subsidiary Guarantor and each Future Guarantor that is a Foreign Subsidiary, if any, in respect of their respective Guarantees shall be made free and clear of, and without deduction or withholding for, any Taxes, unless such Subsidiary Guarantor or Future Guarantor, as applicable, is required to deduct or withhold Taxes by applicable law.

(b) If, pursuant to Section 6.5(a), any Subsidiary Guarantor or any Future Guarantor that is a Foreign Subsidiary is required by applicable law to deduct or withhold any amount for or on account of Taxes from any payment made with respect to its Guarantee, such Subsidiary Guarantor or Future Guarantor shall pay such additional amounts as may be necessary so that the sum payable by such Subsidiary Guarantor or Future Guarantor is increased as necessary so that, after such deduction or withholding has been made, each Holder or beneficial owner of the Notes receives an amount equal to the sum it would have received had no such deduction or withholding been made (“Additional Amounts”); provided that no Additional Amounts shall be payable with respect to Taxes:

(1) that are imposed as a result of the Holder or beneficial owner of the Notes being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof);

(2) that are imposed as a result of a present or former connection between the Holder or beneficial owner of the Notes and the jurisdiction imposing such Tax;

(3) payable other than by withholding from payments in respect of the Guarantee of such Subsidiary Guarantor or Future Guarantor;

(4) that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

(A) such compliance is required by applicable law or administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes; and

(B) at least 30 days before the first payment date with respect to which such Additional Amounts or Taxes shall be payable, such Subsidiary Guarantor or Future Guarantor has notified such recipient in writing that such recipient is required to comply with such requirement;

(5) that are imposed or withheld pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the Notes (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or

(6) any combination of the foregoing subsections 6.5(b)(1) to 6.5(b)(5).

All references in the Indenture to the payment of principal of, and premium, if any, and interest on, the Notes (and similar phrases) or any payment made by any Subsidiary Guarantor or any Future Guarantor that is a Foreign Subsidiary under its Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable. Notwithstanding anything to the contrary in the Indenture, in no event shall the Issuer, the Parent Guarantors, or any Future Guarantor that is a Domestic Subsidiary be obligated, directly or indirectly, for Additional Amounts, if any.

Section 6.6 Future Guarantors.

This Section 6.6 shall replace Section 1013 of the Base Indenture with respect to the Notes only.

Following the original issue date of the Notes, the General Partner shall cause each of its direct and indirect Subsidiaries (other than the Issuer, the Limited Partner and the Subsidiary Guarantors), if such Subsidiary, directly or indirectly, becomes a co-borrower, guarantor or other obligor under the Primary Credit Facility, to guarantee the Issuer’s obligations under the Notes on a full and unconditional basis, jointly and severally with the other Guarantors, including the due and punctual payment of principal of, and premium, if any, and interest on, the Notes, whether at Stated Maturity, upon acceleration, upon redemption or otherwise, by executing and delivering a supplemental indenture that provides for the Guarantee within 30 calendar days of becoming so obligated in accordance with this Indenture, at which time all provisions of the Indenture, the Notes and the Guarantees applicable to a Guarantor shall become applicable to such Future Guarantor. Such supplemental indenture in respect of any Guarantee provided by any Foreign Subsidiary shall be subject to legal and regulatory requirements and restrictions applicable to such Foreign Subsidiary. In addition, each Future Guarantor that is a Foreign Subsidiary, if any, shall be required to pay Additional Amounts in respect of amounts payable under its Guarantee as contemplated under Section 6.5 of this Second Supplemental Indenture.

ARTICLE VII DEFAULTS AND REMEDIES

Sections 7.1 and 7.2 hereof shall replace Section 501 of the Base Indenture with respect to the Notes only. All references to Sections 501(1), 501(2), 501(3) contained in the Base Indenture shall refer to Sections 7.1(a), 7.1(b) and 7.1(c) hereof. All references to Section 501(5) and Section 501(6) in the Base Indenture (and references of like import) shall refer to Sections 7.1(f), 7.1(g) and 7.1(h) hereof.

Section 7.1 Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default for 30 days in the payment of any installment of interest or any Additional Amounts under the Notes or the Guarantees thereof, as the case may be;

(b) default in the payment of the principal amount or Redemption Price due with respect to the Notes, when the same becomes due and payable;

(c) failure by the Issuer or any Guarantor to comply with any of the Issuer’s or such Guarantor’s respective other agreements in the Notes, the Note Guarantees or the Indenture with respect to the Notes upon receipt by the Issuer of written notice of such default by the Trustee or by Holders of not less than 25% in principal amount of the Notes then Outstanding and the Issuer’s failure to cure (or obtain a waiver of) such default within 60 days after the Issuer receives such notice;

(d) failure to pay any Debt (other than Non-Recourse Debt) for monies borrowed by the Issuer, the General Partner or any of their respective Significant Subsidiaries in an outstanding principal amount in excess of $75.0 million at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt (other than Non-Recourse Debt) is, or has become, the primary obligation of the Issuer or the General Partner or any of their respective Significant Subsidiaries and is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the Issuer from the Trustee (or to the Issuer and the Trustee from Holders of not less than 25% in principal amount of the Outstanding Notes);

(e) any Guarantor’s Guarantee of the Notes ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the Indenture or its Note Guarantee; or

(f) the Issuer, any Parent Guarantor or any of their respective Significant Subsidiaries pursuant to or under or within meaning of any Bankruptcy Law:

(1) commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Issuer, any such Parent Guarantor or any such Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer, any such Parent Guarantor or any such Significant Subsidiary or any substantial part of the property of the Issuer, any such Parent Guarantor or any such Significant Subsidiary; or

(2) consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Issuer, any such Parent Guarantor or any such Significant Subsidiary; or

(3) consents to the appointment of a custodian of it or for all or substantially of its property; or

(4) makes a general assignment for the benefit of creditors; or

(g) an involuntary case or other proceeding shall be commenced against the Issuer, any Parent Guarantor or any of their respective Significant Subsidiaries seeking liquidation, reorganization or other relief with respect to the Issuer, any Parent Guarantor or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer, any Parent Guarantor or any such Significant Subsidiary or any substantial part of the property of the Issuer, any Parent Guarantor or any such Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 calendar days; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Issuer, any Parent Guarantor or any of their respective Significant Subsidiaries in an involuntary case or proceeding;

(2) appoints a trustee, receiver, liquidator, custodian or other similar official of the Issuer, any Parent Guarantor or any such Significant Subsidiary or any substantial part of the property of the Issuer, any Parent Guarantor or any such Significant Subsidiary; or

(3) orders the liquidation of the Issuer, any Parent Guarantor or any such Significant Subsidiary,

in each case in this clause (h), the order or decree remains unstayed and in effect for 60 calendar days. The term “Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

Section 7.2 Acceleration of Maturity; Rescission and Annulment.

If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Sections 7.1(f), 7.1(g) or 7.1(h) with respect to the Issuer or any Parent Guarantor, which shall result in an automatic acceleration), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal amount of, and premium, if any, and accrued and unpaid interest, if any, on all of the Outstanding Notes to be due and payable immediately, by a notice in writing to the Issuer and the General Partner (and to the Trustee if given by the Holders), and upon any such declaration such principal amount (or specified amount), and premium, if any, and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Sections 7.1(f), 7.1(g) or 7.1(h) shall occur, the principal amount (or specified amount) of, and premium, if any, and accrued and unpaid interest, if any, on all Outstanding Notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after the principal amount of and premium, if any, and interest on the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained by the Trustee or entered as hereinafter provided, Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding on behalf of the Holders of all of the Notes then Outstanding, by written notice to the Issuer and to the Trustee, may waive all declared defaults or Events of Default and rescind and annul such declaration and its consequences, subject in all respects to Section 507 of the Base Indenture. No such rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon.

In case the Trustee shall have proceeded to enforce any right under the Indenture with respect to the Notes and such proceedings shall have been discontinued or abandoned because of such waiver or rescission and annulment or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Issuer, the Guarantors, the Holders, and the Trustee shall be restored respectively to their several positions and rights under the Indenture, and all rights, remedies and powers of the Issuer, the Guarantors, the Holders, and the Trustee shall continue as though no such proceeding had been taken.

Anything in the Indenture to the contrary notwithstanding, interest on any overdue installments of principal of and premium, if any, as applicable, and (to the extent that payment of such interest is lawful) interest on the Notes shall accrue and be payable at the same rate as interest is otherwise payable on the Notes.

ARTICLE VIII AMENDMENTS AND WAIVERS

Sections 8.1 and 8.2 hereof shall replace Sections 901 and 902 of the Base Indenture with respect to the Notes only.

Section 8.1 Without Consent of Holders.

The Issuer, when authorized by resolutions of the board of directors of the General Partner, the Guarantors and the Trustee may, from time to time and at any time, modify or amend the Indenture, the Notes or the Guarantee by entering into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for one or more of the following purposes:

(a) to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect;

(b) to evidence a successor to the Issuer as obligor under the Notes or any Guarantor as guarantor under the Indenture with respect to the Notes;

(c) to make any change that does not adversely affect the interests of the Holders of any Notes then outstanding;

(d) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(e) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(f) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(g) to reflect the release of any of the Guarantors as guarantor, in accordance with the Indenture;

(h) to secure the Notes;

(i) to add guarantors with respect to the Notes; and

(j) to conform the text of the Indenture, any Guarantee or the Notes to any provision of the description thereof set forth under the captions “Description of Notes” and “Description of Debt Securities and Related Guarantees” in the prospectus and prospectus supplement relating to the Notes.

Upon the written request of the Issuer, accompanied by a copy of the resolutions of the board of directors of the General Partner certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any supplemental indenture, the Trustee is hereby authorized to join with the Issuer and the Guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Issuer, the Guarantors and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 8.2.

Section 8.2 With Consent of Holders.

With the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, the Issuer, the Guarantors and the Trustee may, from time to time and at any time, modify or amend the Indenture, the Notes or the Guarantee by entering into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or any supplemental indenture, the Notes or the Guarantee or modifying in any manner the rights of the Holders of the Notes; provided that no such supplemental indenture shall, without the consent of the Holder of each Note so affected:

(a) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the rate of or extend the time for payment of interest (including Defaulted Interest) on, or any Additional Amounts with respect to, the Notes or the Guarantees thereof, as the case may be;

(c) reduce the principal of, or premium, if any, on, or change the Stated Maturity of, the Notes;

(d) change any obligation of any Subsidiary Guarantor or any Future Guarantor that is a Foreign Subsidiary, to pay any Additional Amounts;

(e) waive a default in the payment of the principal of, or premium, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(f) make the principal of, or premium, if any, or interest on, the Notes payable in any currency other than that stated in the Notes;

(g) make any change in Section 504 of the Base Indenture, 507 of the Base Indenture or Section 8.2(g) of this Second Supplemental Indenture (this sentence);

(h) make any change to the redemption dates or prices (or the manner of calculation thereof) of the Notes; or

(i) release any Guarantor as a guarantor of the Notes other than as provided in the Indenture or modify the Note Guarantee in any manner adverse to the Holders.

Upon the written request of the Issuer, accompanied by a copy of the resolutions of the board of directors of the General Partner certified by the corresponding Secretary or Assistant Secretary, authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of an Officers’ Certificate certifying receipt of the requisite consent of Holders as aforesaid, upon which the Trustee shall be entitled to conclusively rely, the Trustee shall join with the Issuer and the Guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Section 8.3 Evidence of Compliance to Be Furnished to Trustee.

In executing or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modification thereby of the trusts created by the Indenture, the Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Counsel or an Officers’ Certificate or both stating that the execution of such supplemental indenture is authorized or permitted by the Indenture, that all conditions precedent to the execution of such supplemental indenture have been complied with, and that the supplemental indenture is a legal, valid and binding obligation of the Issuer and the Guarantors as applicable, enforceable against it in accordance with its terms.

ARTICLE IX MISCELLANEOUS PROVISIONS

Section 9.1 Evidence of Compliance with Conditions Precedent, Certificates to Trustee.

This Section 9.1 shall replace Sections 102 of the Base Indenture with respect to the Notes only.

Upon any application or demand by the Issuer to the Trustee to take any action under any of the provisions of the Indenture, the Issuer shall furnish to the Trustee an Officers’ Certificate in a form reasonably acceptable to the Trustee stating that all covenants and conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with, and an Opinion of Counsel in a form reasonably acceptable to the Trustee stating that, in the opinion of such counsel, all such covenants and conditions precedent have been complied with. The Officers’ Certificate or Opinion of Counsel provided for in the Indenture and delivered to the Trustee with respect to compliance with a condition or covenant provided for in the Indenture shall include: (1) a statement that the person making such Officers’ Certificate or

Opinion of Counsel has read such covenant or condition; (2) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in such Officers’ Certificate or Opinion of Counsel is based; (3) a statement that, in the opinion of such person, such person has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with; and (4) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 9.2 No Recourse Against Others.

This Section 9.2 shall replace Section 114 of the Base Indenture with respect to the Notes only.

Except as otherwise expressly provided in Article V of this Second Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to Article IV) or premium, if any, or interest on any Note or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in this Second Supplemental Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any trustee, officer, employee, incorporator, stockholder or partner, as such, past, present or future, of the Guarantors, the Issuer or any of the Issuer’s Subsidiaries or of any successor thereto, either directly or through the Guarantors, the Issuer or any of the Issuer’s Subsidiaries or any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issue of the Notes.

Section 9.3 Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Second Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 9.4 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE BASE INDENTURE, SECOND SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.5 Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second

Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Second Supplemental Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Issuer Order, Opinion of Counsel, Note, Note Guarantee, opinion of counsel, instrument, agreement or other document delivered pursuant to this Second Supplemental Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in the Base Indenture, or elsewhere in the Indenture to the execution, attestation or authentication of any Note, any Notation of Guarantee, or any certificate of authentication appearing on or attached to any Note by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in this Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Notes or any Notation of Guarantee. The Issuer agrees to assume all risks arising out of the use of using digital signatures, including without limitation the risk of the Trustee acting on unauthorized instructions.

Section 9.6 Successors.

All agreements of the Issuer and the Guarantors in this Second Supplemental Indenture and the Notes shall bind their respective successors.

All agreements of the Trustee in this Second Supplemental Indenture shall bind its successor.

Section 9.7 Severability.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.8 Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.9 Ratifications.

The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture with respect to the Notes supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 9.10 Effectiveness.

The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

Section 9.11 The Trustee.

The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Issuer. The recitals contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof. If and when the Trustee shall be or become a creditor of the Issuer (or any other obligor upon the Notes), excluding any creditor relationship listed in TIA Section 311(b), the Trustee shall be subject to the provisions of the TIA regarding the collection of the claims against the Issuer (or any such other obligor). If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., as the Issuer

By: AMERICOLD REALTY TRUST, INC.,
its General Partner

By:	/s/ E. Jay Wells
Name:	E. Jay Wells
Title:	Chief Financial Officer and Executive Vice President

AMERICOLD REALTY TRUST, INC., as a Parent Guarantor

By:	/s/ E. Jay Wells
Name:	E. Jay Wells
Title:	Chief Financial Officer and Executive Vice President

AMERICOLD REALTY OPERATIONS, INC., as a Parent Guarantor

By:	/s/ E. Jay Wells
Name:	E. Jay Wells
Title:	Chief Financial Officer and Executive Vice President

NOVA COLD LOGISTICS ULC, as a Subsidiary Guarantor

By:	/s/ E. Jay Wells
Name:	E. Jay Wells
Title:	Chief Financial Officer and Executive Vice President

AMERICOLD AUSTRALIAN HOLDINGS PTY LTD, as a Subsidiary Guarantor

By:	/s/ E. Jay Wells
Name:	E. Jay Wells
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Second Supplemental Indenture]

ICECAP PROPERTIES NZ LIMITED, as a Subsidiary Guarantor

By:	/s/ Nathan Harwell
Name:	Nathan Harwell
Title:	Chief Legal Officer, Executive Vice President and Secretary

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ April Bright
Name:	April Bright
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE SECOND SUPPLEMENTAL INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.2 OF THE SECOND SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.2(a) OF THE SECOND SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 309 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF AMERICOLD REALTY OPERATING PARTNERSHIP, L.P. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

5.600% NOTES DUE 2032

Certificate No. [ ] CUSIP No.: [•] ISIN: [•]

$[ ]

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (herein called the “Issuer,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [•] MILLION DOLLARS ($[•]), or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note, on May 15, 2032 at the office or agency of the Issuer maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2025, to the Holder in whose name the Note is registered in the Security Register at the close of business on the preceding May 1 or November 1, whether or not a Business Day, as the case may be, in accordance with the terms of the Indenture. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Issuer shall pay interest on any Notes in certificated form by check mailed to the address of the person entitled thereto; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2,000,000 may specify by written notice to the Issuer (with a copy to the Trustee) that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or on any Global Notes by wire transfer of immediately available funds to the account of the Depositary or its nominee. This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

Dated: [ ], 20[ ]

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

By: AMERICOLD REALTY TRUST, INC.,
Its General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture. Dated: [ ], 20[ ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

AMERICOLD REALTY OPERATING PARTNERSHIP, L.P.

5.600% NOTES DUE 2032

This Note is one of a duly authorized issue of Securities of the Issuer, designated as 5.600% Notes due 2032 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of September 12, 2024 (herein called the “Base Indenture”), among the Issuer, Americold Realty Trust, Inc., Americold Realty Operations, Inc., the Subsidiary Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, as supplemented by the Second Supplemental Indenture, dated as of April 3, 2025 (herein called the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Issuer, Americold Realty Trust, Inc., Americold Realty Operations, Inc., the Subsidiary Guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer, the Guarantors and the Holders of the Notes. Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default (other than an Event of Default specified in Sections 7.1(f), 7.1(g) and 7.1(h) of the Second Supplemental Indenture with respect to the Issuer) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding, and, upon said declaration the same shall be immediately due and payable. If an Event of Default specified in Sections 7.1(f), 7.1(g) and 7.1(h) of the Second Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Issuer, the Guarantors and the Trustee, with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 8.2 of the Second Supplemental Indenture. Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Issuer and the Holder of the Notes, the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and any multiple of $1,000. At the office or agency of the Issuer referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Issuer shall have the right to redeem the Notes under certain circumstances as set forth in Section 4.1, Section 4.2 and Section 4.3 of the Second Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

The obligations of the Guarantors to the Holders of the Notes and to the Trustee pursuant to the respective Note Guarantees and the Indenture are expressly set forth in Article V of the Second Supplemental Indenture and Article XV of the Base Indenture and reference is hereby made to such Indenture for the precise terms of the respective Note Guarantees.

Except as otherwise expressly provided in Article V of the Second Supplemental Indenture, no recourse for the payment of the principal of (including the Redemption Price upon redemption pursuant to Article IV of the Second Supplemental Indenture) or any premium, if any, or interest on this Note or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Second Supplemental Indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any trustee, officer, employee, incorporator, stockholder or partner, as such, past, present or future, of the Guarantors, the Issuer or any of the Issuer’s Subsidiaries or of any successor thereto, either directly or through the Guarantors, the Issuer or any of the Issuer’s Subsidiaries or any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issue of the Notes.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him. Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This Schedule should be included only if the Note is issued in global form.